Exhibit 2(k)(viii)

                  FORM OF AMENDMENT TO ADMINISTRATION AGREEMENT

         This Amendment (the "Amendment") to the Administration Agreement, dated April 1, 2003 (the "Administration Agreement"), by and between BACAP Alternative Multi-Strategy Fund, LLC, a Delaware limited liability company (the "Fund"), and Banc of America Investment Advisors, Inc., a Delaware corporation (the "Administrator"), assignee of BACAP Distributors, LLC (now known as Columbia Management Distributors, Inc.), is entered into on this 1st day of ________,
______.

         WHEREAS, the Fund has appointed the Administrator to provide administrative and accounting services to the Fund, and the Administrator has agreed to provide such service, in accordance with the terms and conditions of the Administration Agreement; and

         WHEREAS, the Fund and the Administrator wish to amend the Administration Agreement to reduce the annual rate of compensation payable to the Administrator thereunder and to reflect that the Administrator is not signing off on the investors' Schedule K-1s or the Fund's Form 1065.

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Administrator hereby agree as follows:

1. AMENDMENT TO SCHEDULE A. The last bullet point of paragraph 9 under "Administrative Services" in Schedule A to the Administration Agreement, which relates to the Administrator's signing off on the Schedule K-1s and Form 1065 for a fee of $15,000, is hereby deleted.

2. RESTATEMENT OF SCHEDULE B; DIRECT PAYMENT TO SUB-ADMINISTRATOR. Schedule B to the Administration Agreement is hereby deleted and replaced in its entirety with Attachment 1 hereto. In addition, notwithstanding the provisions of Article 4 of the Administration Agreement, upon the request of the Administrator, the Fund will pay fees payable to the Administrator hereunder directly to SEI Investment Global Funds Services (the "Sub-Administrator").

3. CONSENT RIGHT TO CERTAIN AMENDMENTS TO THE SUB-ADMINISTRATION AGREEMENT. The Administrator agrees that the Sub-Administration Agreement, dated April 1, 2003 (as amended from time to time, the "Sub-Administration Agreement"), by and among the Administrator, the Fund and the Sub-Administrator, may not be amended to increase the fees payable thereunder without the prior consent of the Fund. The Fund and Administrator acknowledge that reasonable out-of-pocket expenses reimbursable under the Sub-Administration Agreement are not "fees" for the purpose of this provision.

4. MISCELLANEOUS. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Administration Agreement. As modified herein, the Administration Agreement is confirmed and shall remain in full force and effect.


         IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the day and year first above written.


                         BACAP ALTERNATIVE MULTI-STRATEGY FUND, LLC

                         By:
                                  ----------------------------------------------
                         Title:
                                  ----------------------------------------------


                         BANC OF AMERICA INVESTMENT ADVISORS, INC.

                         By:
                                  ----------------------------------------------
                         Title:
                                  ----------------------------------------------

                                                                    ATTACHMENT 1
                                   SCHEDULE B

                                 FEES & EXPENSES

The Fund will pay the Administrator an amount equal to the aggregate fee payable from time to time by the Administrator to the Sub-Administrator pursuant to the Sub-Administration Agreement. Such fee, as of the date hereof, is:

         ASSET BASED FEES - CALCULATED ON THE NET ASSETS OF THE FUND

         ASSET LEVEL                                          FEE
         -----------                                          ---
         First $350 million                                   7BP
         Next $1.150 billion                                  4BP
         In excess of $1.5 billion                            3BP

         INVESTOR SERVICING FEE
         Annual investor account charge                      $28 per account
         New investor setup charge                           $15 per setup
         Federal Tax Return Preparation Fee*                 $15,000 per
         Fulfillment*                                        At cost/Gcom
                                                             (Fulfillment may be
                                                             outsourced to
                                                             GCOM)
         Other SEI Fulfillment*                              At cost
         Fulfillment and warehousing kit request*            To be determined

         * If the Administrator engages the Sub-Administrator to provide these services.

     The Fund agrees to reimburse the Administrator for any reasonable out-of-pocket expenses that the Administrator has incurred as a result of the Administrator having reimbursed the Sub-Administrator for the Sub-Administrator's out-of-pocket expenses that are reimbursable under the Sub-Administration Agreement. For the avoidance of doubt, the Fund's obligations to reimburse (i) the Administrator under other provisions of the Administration Agreement and (ii) the Sub-Administrator under provisions of the Sub-Administration Agreement continue in full force and effect and are not affected by the provisions of this Schedule B. The Fund shall not be obligated hereunder to reimburse any duplicative expenses.

     In addition, in the event that the Sub-Administrator is engaged to prepare state tax returns, the Fund will pay the Sub-Administrator a state tax return preparation fee of $2,000 per state or reimburse the Administrator if the Administrator pays the Sub-Administrator for such service. If the Fund engages the Sub-Administrator to provide any work for which a separate fee is charged, including without limitation work related to tax form preparation, the Fund will reimburse the Administrator if the Administrator pays the fees to the Sub-Administrator. The fees described in this paragraph shall be approved or ratified by the Fund's Board of Managers.